EXHIBIT 99.1
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                 NATIONAL PENN BANCSHARES, INC. / NEWS RELEASE

For Release: Immediate

    Contact: Wayne R. Weidner - (610) 369-6282



           NATIONAL PENN BANCSHARES, INC. NAMES GLENN MOYER PRESIDENT


         BOYERTOWN, PA., December 10, 2003 -- Glenn E. Moyer, executive vice president and director of National Penn Bancshares, Inc. and president and chief operating officer of National Penn Bank, was named president of the holding company and chief executive officer of the bank, effective December 9, 2003. The announcement was made by Wayne R. Weidner, chairman and CEO of National Penn Bancshares, Inc.

         Moyer, a resident of Oley Township, joined National Penn in 1999, following the company's acquisition of Elverson National Bank.

         He is a graduate of the Pennsylvania State University and holds a Master of Business Administration degree from St. Joseph's University. He is active in community affairs and currently serves as a director of United Way of Berks County, Board Chairman of Berks Economic Partnership, a trustee of Berks County Conservancy, a Board member of the Berks County Community Foundation, and as a member of the Berks Business Executive Forum.

         National Penn Bancshares, Inc. (Nasdaq: NPBC) is a $3.3 billion company operating 63 community offices in southeastern Pennsylvania through National
Penn Bank. Trust and investment management services are provided through Investors Trust Company and FirstService Capital; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; insurance services are provided through FirstService Insurance Agency; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.